Exhibit 99.1

ETHAN ALLEN REPORTS FISCAL 2018 FIRST QUARTER RESULTS

DANBURY, CT – October 25, 2017 – Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE: ETH) today reported operating results for the fiscal 2018 first quarter ended September 30, 2017. Please refer to the accompanying financial statements and reconciliation to non-GAAP measures discussed below.

Farooq Kathwari, Chairman and CEO, commented, “As stated in our press release of October 12, 2017, that despite the challenges of the hurricanes during the quarter and first-run production of new products, our total written orders in our Company-operated retail division increased 1.7%, which followed an 8.1% increase in the prior year first quarter. Our balance sheet continues to strengthen and we distributed $5.2 million in dividends during the quarter, an increase of 10.6% compared to the prior year quarter. Our total order backlogs increased 61.6% at wholesale and increased 11.6% for the retail division compared to June 30, 2017. The wholesale backlog increase also reflects $12.4 million of orders we have received from the US Department of State, including $10.4 million during our fiscal 2018 first quarter.” Mr. Kathwari continued, “Last week we celebrated our 85th anniversary with 550 of our team members attending our conference. We discussed our many initiatives to strengthen our talent, offerings, marketing, combining technology with personal service and our vertical integration, which includes manufacturing about 75% of our products in our North American workshops.”

Two major hurricanes, Harvey and Irma, disrupted several key markets in which the Company operates: 15 Design Centers in Florida, including 11 company-operated locations, plus five company-operated Design Centers in the coastal Carolinas were affected by Hurricane Irma; and 11 Design Centers in Texas, with five independently operated locations in the Houston market, were impacted by Hurricane Harvey. Design Centers and delivery centers were closed anywhere from a couple of days to more than a week, with an effect on both written orders and net delivered sales. Hurricane Harvey also disrupted the Company’s wholesale logistics, as the temporary shutdown of railway shipping through Houston impacted shipments from the Company’s upholstery plant in Mexico, and ocean freight arrivals were delayed into the Port of Houston. First production runs of floor samples for our Passport collection, which is launching in November and strong orders and first run production of products for the Department of State Worldwide Residential Furniture Program during the quarter also resulted in production and shipping delays.

FISCAL 2018 FIRST QUARTER FINANCIAL RESULTS:

Consolidated

Net sales for the three months ended September 30, 2017 were $181.3 million which decreased 6.2% compared to $193.3 million in the comparable prior year period.

Gross profit was $100.3 million for the three months ended September 30, 2017 compared to $108.5 million and gross margin was 55.3% compared to 56.1% in the comparable prior year period. The reduction in gross profit was primarily due to the hurricanes and disruptions in the manufacturing operations by first production runs. Retail sales as a percent of total consolidated sales decreased to 78.1% from 78.8% decreasing our consolidated gross margin due to mix.

Operating expenses for the three months ended September 30, 2017 were $88.8 million or 49.0% of sales compared to $90.1 million or 46.6% of sales in the comparable prior year period. This was primarily due to decreased costs in the current year for marketing, and a loss on the sale of real estate in our retail segment in the prior year.

Operating income for the three months ended September 30, 2017 was $11.5 million or 6.4% of sales compared to $18.3 million or 9.5% of sales in the comparable prior year period. Adjusted operating income for the three months ended September 30, 2017 was $12.4 million or 6.8% of sales compared to $19.0 million or 9.8% of sales in the comparable prior year period. The primary causes for the decrease in operating income were the negative effects of the hurricanes and first production runs, which resulted in lower sales in the current year quarter. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation).

Net income was $7.4 million or $0.27 per diluted share for the three months ended September 30, 2017 and $11.5 million or $0.41 per diluted share in the prior year comparable period. Adjusted net income was $7.8 million or $0.28 per diluted share for the three months ended September 30, 2017 and $11.9 million or $0.43 per diluted share in the prior year comparable period. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Retail Segment

Net sales for the three months ended September 30, 2017 were $141.6 million compared to $152.3 million in the prior year comparable period, a decrease of 7.0% compared to the prior year. Comparative net sales were $138.1 million compared to $151.4 million in the prior year period. Comparable design centers are those which have been operating for at least 15 months, including relocated design centers provided the original and relocated design center location had been operating for at least 15 months on a combined basis.

Total written orders for the retail division for the first quarter of fiscal 2018 were up 1.7% compared to the same prior year period, and comparable Design Center written orders were up 0.5% over the same period.

Operating income was a loss of $2.8 million for the three months ended September 30, 2017, a decrease of $3.8 million from $1.0 million over the same prior year period. The lower operating income in the current quarter was driven primarily by the decrease in sales, partly offset by reduced operating expenses.

Wholesale Segment

Net sales of $111.6 million compared to $114.6 million in the prior year quarter, a decrease of 2.6%. The reduction in sales is primarily a reflection of the production and logistics disruptions caused by hurricanes and first production runs.

Operating income of $13.5 million compared to $16.5 million in the prior year quarter. The current year decrease was largely due to the lower current period sales.

Balance Sheet and Cash Flow

Total debt of $0.6 million decreased $13.7 million from June 30, 2017 primarily due to a $13.3 million early payoff of our term loan, reducing borrowings under our credit facility to zero.

Total cash and securities, including restricted cash, of $59.8 million decreased $5.2 million from June 30, 2017, despite paying down $13.3 million on debt and $5.2 million in dividends. Our cash provided by operating activities for the September 2017 quarter was $17.6 million from $27.5 million for the prior year September quarter. Working capital decreased $10.3 million from June 30, 2017, primarily due to the $13.3 million paydown of debt.

Inventories of $157.5 million decreased by $1.8 million from September 30, 2016.

Capital expenditures were $2.7 million fiscal year to date at September 30, 2017 compared to $7.4 million for the same prior year period. Expenditures were primarily at retail design centers.

Dividends and share repurchases; During the year to date period ended September 30, 2017, we paid $5.2 million of dividends, a 10.6% increase over the prior fiscal year.

Analyst Conference Call

Ethan Allen will conduct an analyst conference call at 5:00 PM (Eastern) on Wednesday, October 25 to discuss its financial results and business initiatives. The live webcast is accessible via the Company’s website at http://ethanallen.com/investors. To participate in the call, dial 844-822-0103 (or 614-999-9166 for international callers) and provide conference ID# 50728592. An archived recording of the call will be made available for at least 60-days on the Company’s website.

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates nine manufacturing facilities including six manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately 75% of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

Investor Relations Contact
Corey Whitely
Executive Vice President, Administration
Chief Financial Officer and Treasurer
IR@ethanallen.com

Non-GAAP Financial Information

This press release is intended to supplement, rather than to supersede, the Company's condensed consolidated financial statements, which are prepared and presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In this press release we have included financial measures that are not prepared in accordance with GAAP. The Company uses the following non-GAAP financial measures: “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin”, “adjusted net income”, “adjusted earnings per share”, and earnings before interest, taxes, depreciation and amortization ("EBITDA") (collectively “non-GAAP financial measures”). We compute these non-GAAP financial measures by adjusting the GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies. A reconciliation of these financial measures to the most directly comparable financial measure reported in accordance with GAAP is also provided at the end of this press release.

Forward-Looking Information

This press release and any related webcasts, conference calls and other related discussions should also be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2017 and other reports filed with the Securities and Exchange Commission.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which represent our management’s beliefs and assumptions concerning future events based on information currently available to us relating to our future results. Such forward-looking statements are identified in this press release and in any related webcasts conference calls, and other related discussions or documents incorporated herein by reference by use of forward-looking words such as "anticipate", "believe", "plan", "estimate", "expect", "intend", “will”, “may”, “continue”, “project”, ”target”, “outlook”, “forecast”, “guidance”, and similar expressions and the negatives of such forward-looking words. These forward-looking statements are subject to management decisions and various assumptions about future events, and are not guarantees of future performance. Actual results could differ materially from those anticipated in the forward-looking statements due to a number of risks and uncertainties including, but not limited to: competition from overseas manufacturers and domestic retailers; our anticipating or responding to changes in consumer tastes and trends in a timely manner; our ability to maintain and enhance our brand, marketing and advertising efforts and pricing strategies; changes in global and local economic conditions that may adversely affect consumer demand and spending, our manufacturing operations or sources of merchandise and international operations; changes in U.S. policy related to imported merchandise; an economic downturn; our limited number of manufacturing and logistics sites; fluctuations in the price, availability and quality of raw materials; environmental, health and safety requirements; product safety concerns; disruption to our technology infrastructure (including cyber-attacks); increasing labor costs, competitive labor markets and our continued ability to retain high-quality personnel and risks of work stoppages; loss of key personnel; our ability to obtain sufficient external funding to finance our operations and growth; access to consumer credit; the effect of operating losses on our ability to pay cash dividends; our ability to locate new design center sites and/or negotiate favorable lease terms for additional design centers or for the expansion of existing design centers; the effects of terrorist attacks or conflicts or wars involving the United States or its allies or trading partners; and those matters discussed in “Item 1A – Risk Factors” of our Annual Report on Form 10-K for the year ended June 30, 2017, and elsewhere in this press release and our SEC filings. Accordingly, actual circumstances and results could differ materially from those contemplated by the forward-looking statements.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this press release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(in millions)
Selected Consolidated Financial Data:

	Three Months Ended
	09/30/17	09/30/16
Net sales	$181.3	$193.3
Gross margin	55.3%	56.1%
Operating margin	6.4%	9.5%
Adjusted operating margin *	6.8%	9.8%
Net income	$7.4	$11.5
Adjusted net income *	$7.8	$11.9
Operating cash flow	$17.6	$27.5
Capital expenditures	$2.7	$7.4
Acquisitions	$0.0	$0.0
Company stock repurchases (trade date)	$0.0	$3.4

EBITDA	$16.5	$23.4
EBITDA as % of net sales	9.1%	12.1%

Adjusted EBITDA *	$17.4	$24.0
Adjusted EBITDA as % of net sales *	9.6%	12.4%

Selected Financial Data by Business Segment:

	Three Months Ended
	09/30/17	09/30/16
Retail
Net sales	$141.6	$152.3
Operating margin	-2.0%	0.7%
Adjusted operating margin *	-2.0%	1.1%

Wholesale
Net sales	$111.6	$114.6
Operating margin	12.1%	14.4%
Adjusted operating margin *	12.8%	14.4%

Ethan Allen Interiors Inc.
Condensed Consolidated Statements of Comprehensive Income
Unaudited
(in thousands)

	Three Months Ended
	09/30/17	09/30/16
Net sales	$181,302	$193,287
Cost of sales	80,979	84,820
Gross profit	100,323	108,467
Selling, general and administrative expenses	88,774	90,130
Operating income	11,549	18,337
Interest and other income	56	143
Interest expense	185	323
Income before income taxes	11,420	18,157
Income tax expense	4,005	6,628
Net income	$7,415	$11,529

Basic earnings per common share:
Net income per basic share	$0.27	$0.42
Basic weighted average shares outstanding	27,459	27,725

Diluted earnings per common share:
Net income per diluted share	$0.27	$0.41
Diluted weighted average shares outstanding	27,756	28,012

Comprehensive income:
Net income	$7,415	$11,529
Other comprehensive income
Currency translation adjustment	(130)	(930)
Other	(14)	(12)
Other comprehensive income (loss) net of tax	(144)	(942)
Comprehensive income	$7,271	$10,587

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
Unaudited
(in thousands)

	September 30,	June 30,
	2017	2017
Assets
Current assets:
Cash and cash equivalents	$52,728	$57,701
Accounts receivable, net	10,088	12,293
Inventories	157,505	149,483
Prepaid expenses & other current assets	21,787	23,621
Total current assets	242,108	243,098

Property, plant and equipment, net	267,257	270,198
Intangible assets, net	45,128	45,128
Restricted cash and investments	7,046	7,330
Other assets	2,887	2,468

Total Assets	$564,426	$568,222
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt	372	2,731
Customer deposits	69,165	62,960
Accounts payable	17,231	16,961
Accrued expenses & other current liabilities	48,979	43,793
Total current liabilities	135,747	126,445

Long-term debt	263	11,608
Other long-term liabilities	26,144	29,273
Total liabilities	162,154	167,326
Shareholders' equity:
Common stock	490	490
Additional paid-in-capital	376,251	377,550
Less: Treasury stock	-634,532	-635,179
Retained earnings	664,148	661,976
Accumulated other comprehensive income	-4,261	-4,131
Total Ethan Allen Interiors Inc. shareholders' equity	402,096	400,706
Noncontrolling interests	176	190
Total shareholders' equity	402,272	400,896
Total Liabilities and Shareholders' Equity	$564,426	$568,222

Ethan Allen Interiors Inc.
Design Center Activity
First Quarter Fiscal 2018
Unaudited

		Company
	Independent	Owned	Total
Balance at beginning of period	155	148	303
Additions (includes Relocations) (1)	3	2	5
Closings (includes Relocations) (1)	(2)	0	(2)
Transfers	0	0	0
Balance at end of period	156	150	306

United States	48	144	192
International	108	6	114

(1) Relocations in additions & closing	0	0	0

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three Months Ended September 30, 2017 and 2016
Unaudited
(in thousands, except per share amounts)

	Three Months Ended
	September 30,
	2017	2016
Net Income / Earnings Per Share
Net income	$7,415	$11,529
Adjustments net of related tax effects *	580	391
Normalized income tax effects *	-163	1
Adjusted net income	$7,832	$11,921
Diluted weighted average shares outstanding	27,756	28,012
Earnings per diluted share	$0.27	$0.41
Adjusted earnings per diluted share	$0.28	$0.43

Consolidated Operating Income / Operating Margin
Operating income	$11,549	$18,337
Add: adjustments *	847	616
Adjusted operating income *	$12,396	$18,953
Net sales	$181,302	$193,287
Operating margin	6.4%	9.5%
Adjusted operating margin *	6.8%	9.8%

Wholesale Operating Income / Operating Margin
Wholesale operating income	$13,462	$16,491
Add: adjustments *	847	0
Adjusted wholesale operating income *	$14,309	$16,491
Wholesale net sales	$111,587	$114,564
Wholesale operating margin	12.1%	14.4%
Adjusted wholesale operating margin *	12.8%	14.4%
Retail Operating Income / Operating Margin
Retail operating income	$-2,773	$1,023
Add: adjustments *	0	616
Adjusted retail operating income *	$-2,773	$1,639
Retail net sales	$141,575	$152,255
Retail operating margin	-2.0%	0.7%
Adjusted retail operating margin *	-2.0%	1.1%

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three Months Ended September 30, 2017 and 2016
Unaudited
(in thousands, except per share amounts)

	Three Months Ended
	September 30,
	2017	2016
EBITDA
Net income	$7,415	$11,529
Add: interest expense, net	26	201
income tax expense	4,005	6,628
depreciation and amortization	5,086	4,999
EBITDA	$16,532	$23,357
Net sales	$181,302	$193,287
EBITDA as % of net sales	9.1%	12.1%

EBITDA	$16,532	$23,357
Add: adjustments *	914	616
Adjusted EBITDA	$17,446	$23,973
Net sales	$181,302	$193,287
Adjusted EBITDA as % of net sales	9.6%	12.4%

* Adjustments consist of the following:

	Three Months Ended
	September 30,
	2017	2016
Adjustments net of related income tax effects:
Real estate losses	$0	$616
Organizational changes and other exit costs	847	0
Adjustments to operating income	847	616
Early debt extinguishment	67	0
Adjustments to EBITDA	914	616
Related tax effects	-334	-225
Adjustments net of related income tax effects	$580	$391

Related tax effects are calculated using a normalized tax rate of 36.5%